Exhibit 99.1

Republic Services, Inc. Announces Final Results of Tender Offers

PHOENIX (July 5, 2016)—Republic Services, Inc. (“Republic”) (NYSE: RSG) today announced the expiration and final results of its previously announced cash tender offers to purchase up to $600 million combined aggregate principal amount (the “Tender Cap”) of the Notes identified in the table below (collectively, the “Notes”). The terms and conditions of the tender offers are described in the Offer to Purchase, dated June 6, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal, and remain unchanged except as modified by Republic’s press release issued June 20, 2016, that increased the Tender Cap from $500 million to $600 million.

The tender offers for the Notes expired at 11:59 p.m., New York City time, on Friday, July 1, 2016 (the “Expiration Date”). According to Global Bondholder Services Corporation, the Tender Agent for the Tender Offers, the Company received valid tenders from holders of Notes as outlined in the table below as of the Expiration Date.

Title of Security	CUSIP	Issuer	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration	Tender Offer Consideration	Principal Amount Tendered as of the Expiration Date	Percent of Outstanding Principal Amount
6.200% Notes due March 1, 2040	760759AJ9 and 760759AK6	Republic Services, Inc.	$650,000,000	1	$1,338.33	$1,288.33	$250,073,000	38.47%
5.700% Notes due May 15, 2041	760759AN0	Republic Services, Inc.	$600,000,000	2	$1,276.00	$1,226.00	$214,330,000	35.72%
7.400% Debentures due September 15, 2035	115885AK1	Browning- Ferris Industries, LLC	$165,200,000	3	$1,422.21	$1,372.21	$17,215,000	10.42%
6.086% Notes due March 15, 2035	760759AF7	Republic Services, Inc.	$275,674,000	4	$1,275.94	$1,225.94	$93,782,000	34.02%

The Company has accepted all $575,400,000 combined aggregate principal amount of Notes validly tendered and not withdrawn as of the Expiration Date.

The Total Consideration for each series of Notes is set forth in the table above, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m. ET on June 17, 2016 (the “Early Tender Time”), and whose Notes were accepted for purchase. The Total Consideration for each series of Notes includes an Early Tender Payment of $50 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders at or prior to the Early Tender Time and accepted for purchase. Holders of Notes who validly tendered their Notes after the Early Tender Time but at or prior to 11:59 p.m. ET on July 1, 2016 (the “Expiration Time”), and whose Notes were accepted for purchase will receive the applicable Tender Offer Consideration, which is equal to the applicable Total Consideration minus the Early Tender Payment.

Holders whose Notes are purchased pursuant to the tender offers will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but not including, the payment date for such purchased Notes. The conditions to the tender offers have been satisfied; therefore, payment for the purchased Notes will be made today.

Republic has retained Barclays Capital, BofA Merrill Lynch and J.P. Morgan to serve as the Dealer Managers for the tender offers. Barclays Capital may be contacted at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch may be contacted at (888) 292-0070 (toll free) or (980) 387-3907 (collect) and J.P. Morgan may be contacted at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Republic has also retained Global Bondholder Services Company as Tender Agent and Information Agent.

This press release is not an offer to purchase or a solicitation of offers to sell any securities, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. The tender offers do not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

About Republic Services:

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

Information Regarding Forward Looking Statements:

The disclosures in this press release include “forward looking statements” within the meaning of the federal securities laws concerning the proposed tender offers. The terms of, and Republic’s ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@RepublicServices.com	investor@RepublicServices.com

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